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                                                                    EXHIBIT 23.2




                              CONSENT OF KPMG LLP


         We hereby consent to the incorporation by reference in this Registration Statement on Form S-2 of our reports dated March 8, 2001, relating to the consolidated balance sheets financial statements of Accumed International, Inc. and subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2000, and related schedule, which reports appear on Form 10-K/A of Accumed International Inc., and to the reference to our firm under the heading "Independent Accounts" in the prospectus.

         Our reports dated March 8, 2001 contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a working capital deficiency, which raise substantial doubt about its ability to continue as a growing concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/      KPMG LLP
---------------------------

Chicago, Illinois

September 28, 2001